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                                                                Exhibit 10.35
                              EMPLOYMENT AGREEMENT

         AGREEMENT, made this __ day of May, 1996, by and between Designer Holdings Ltd. and Calvin Klein Jeanswear Company, Inc., located at 1385 Broadway, New York, New York 10018 (collectively the "Companies") and Debbie Simon residing at 29 Burning Hollow Road, Saddle River, New Jersey 07458 ("Executive").

                              W I T N E S S E T H:

         WHEREAS, the Companies are engaged in the business of distributing, manufacturing, marketing and selling jeans and sports wear (the "Business");

         WHEREAS, Executive has represented that she has all of the expertise, background and experience to have enabled her to perform all of the duties and execute all of the responsibilities she has previously performed on behalf of the Companies;

         WHEREAS, based on such representation the Companies wish to employ Executive as an Executive Vice President of the Companies upon the terms hereinafter set forth; and

         WHEREAS, Executive wishes to be so employed by the Companies;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Companies and Executive agree as follows:

         1. Employment: The Companies hereby agree to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an Executive Vice President of the Companies. Executive shall perform such duties and responsibilities as are from time to time assigned to Executive by the Chief Executive Officer and/or the Board of Directors of the Companies in her capacity as an Executive Vice President. Executive agrees to devote all of her business time, attention and energies to the performance of the duties assigned to her hereunder, and to perform such duties faithfully, diligently and to the best of her abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Companies' employees. Executive agrees to refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of the Companies. Without limiting the generality of the foregoing, Executive shall perform the duties she has been performing on behalf of the Companies prior to the execution of this Agreement.

         2. Term: This Agreement shall commence on May 9, 1996, and shall expire on December 31, 1997. This Agreement shall automatically renew for additional one (1) year periods beginning
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December 31, 1997 (and thereafter on each December 31 for all subsequent years)
unless on or before the August 31 immediately preceding any December 31 renewal date, the Companies or the Executive shall give written notice that they do not or she does not wish to renew the Agreement for an additional year. This Agreement may be sooner terminated in accordance with Section 9 hereof.

         3.       Compensation:

                  a. Salary: Executive's salary shall be at the annual rate of $400,000, payable in accordance with the Companies' regular payroll practices. All applicable withholding taxes shall be deducted from such payments. The Companies shall review Executive's salary annually to determine if Executive's salary should be increased. The decision to increase Executive's salary and any increase in Executive's salary shall be in the sole discretion of the Companies.

                  b. Bonus: The Companies shall, in their sole discretion, determine whether to pay Executive any bonus.

         4. Benefits: During Executive's employment with the Companies, Executive shall be entitled to participate in any and all current or future retirement, profit-sharing, medical, health, disability, or life insurance program, or other group employee benefit plans and arrangements as are, or may be, made available by the Companies to its senior executive employees.

         5.       Vacation: Executive shall be entitled to paid vacation of four
(4) weeks annually. Such vacation shall be taken at such times as will interfere as little as possible with the performance of Executive's duties hereunder.

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         6.       Expenses: The Companies will reimburse Executive for
reasonable and necessary business expenses of Executive for travel, meals and similar items incurred in connection with the performance of Executive's duties, and which are consistent with such guidelines as the senior executive officers and/or the Board of Directors of the Companies may from time to time establish. All payments for reimbursement of such expenses shall be made to the Executive only upon the presentation to the Companies of appropriate vouchers or receipts. Executive shall be entitled to use of an automobile currently driven by Executive (or comparable model) and shall be reimbursed for garage, maintenance, insurance and operating expenses.

         7. Stock Options: The Companies shall determine, in their sole discretion, whether, and to the extent, if any, Executive has the right to participate in any stock option plans. Nothing herein shall require the Companies to initiate any other stock option plans. Notwithstanding any other provision of this Agreement, to the extent the Companies do permit Executive to so participate, Executive's rights under this section, including without limitation the right to participate in a stock option plan offered by the Companies, shall terminate upon the termination of Executive's employment with the Companies for any reason and regardless of whether Executive continues to receive any other compensation or benefit from the Companies after such termination.

         8. Confidentiality, Non-Competition.: The Executive shall not, during the term of employment hereunder and thereafter, without the prior express written consent of the Companies, disclose any confidential information, knowledge or data relating to the Companies or any other affiliate and their respective businesses, (a) which was obtained by the Executive in the course of the Executive's employment with the Companies, and (b) which is not information, knowledge or data otherwise in the public domain (other than by reason of a breach of this provision by the Executive), unless required to do so by a court of law or equity or by a governmental agency or other authority. If the Executive voluntarily elects to terminate the Executive's employment hereunder in the absence of a material breach by the Companies which has not been cured within five (5) days' notice thereof, then the Executive shall not, without the express prior written consent of the Companies, for the remaining term of employment hereunder

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had her employment continued, engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a five percent (5%) equity interest) or in any other corporate or representative capacity, if it involves engaging in, or rendering services or advice pertaining to, any lines of business either of the Companies was actively conducting on the date of termination provided that it is acknowledged and agreed that the expiration of Executive's employment term hereunder shall not constitute a voluntary termination by Executive hereunder. The obligation of Executive to abide by the restrictions set forth in the preceding sentence is not conditioned upon the Companies' making any payments in respect of the non-competition obligations provided for in this Section 8 provided that the preceding provisions of this sentence shall not in any manner lessen any of the Companies' obligations to Executive. If the Company shall institute any action or proceeding to enforce the provisions of this Section 8, or shall file any claim in any proceeding to enforce such provisions, Executive hereby waives the claim or defense that the Companies have an adequate remedy at law and waives the requirement that the Companies post a bond in securing equitable relief, and Executive shall not contend in any such action or proceeding the claim or defense that an adequate remedy at law exists. Without limiting the generality of Section 14 hereof, to the extent any provision of this Section 8 is not valid or enforceable in whole same shall be enforced to the maximum extent permitted by law. In no event shall an asserted violation of this Section 8 constitute a basis for delaying or withholding the payment of any amounts otherwise payable to Executive under this Agreement. During any such period of non-competition, Executive shall not solicit the employment of any employees known to be working for the Companies except her brother.

         9.       Termination:

                  a. Notwithstanding any provisions of this Agreement to the contrary, the employment of Executive hereunder shall terminate on the first to occur of the following dates:

                           i. the date of Executive's death or adjudicated incompetency;

                           ii. the date on which the Companies shall give Executive notice of termination on account of Disability
                  (as hereinafter defined);

                           iii. the date on which the Companies shall give Executive notice of termination for Cause;

                           iv. expiration of the term following proper notice of non-renewal by the Companies, in which event Executive

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                  shall be entitled to receive (in addition to any unpaid annual bonus actually awarded to Executive by the Company and any salary or expenses payable to her) as her sole exclusive remedy,

                                    a. a severance payment less taxes equal to
                           Executive's annual compensation for the last year of employment under this Agreement (paid in installments at such times as Executive would normally receive payroll checks as though employed through the severance payment period); and

                                    b. coverage in the Companies' employee
                           benefit plans for one (1) year and continued use of a car for one year on the same basis as set forth in
                           Section 6 hereof, provided however, that coverage in the Companies' employee benefit plans and the right to continued use of a car by Executive at the expense of the Companies shall terminate immediately upon Executive becoming employed or receiving benefit coverage from another source after termination of her employment hereunder;

                           v. the date on which the Companies shall give Executive notice of termination for any reason other than the reasons set forth in (i) through (iv), above, in which event Executive shall be entitled to receive, as her sole and exclusive remedy and provided that she continues to comply with her obligations under Section 8 herein,

                                    a.      any base salary accrued or any
                           annual bonus actually awarded to Executive but not yet paid; and

                                    b.       a severance payment less taxes in
                           an amount equal to one year of Executive's compensation hereunder at the time notice of termination is given to Executive, in installments at such times as Executive would normally receive payroll checks as though employed through the


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                           severance payment period; and

                                    c.       coverage in the Companies' employee
                           benefit plans and continued use of a car on the same basis as set forth in Section 6 hereof as long as Executive receives payments under b. above, provided however, that during the period Executive is receiving severance payments pursuant to b. above, coverage in the Companies' employee benefit plans and the right to continued use of a car by Executive at the expense of the Companies shall terminate immediately upon Executive becoming employed or receiving benefit coverage from another source after termination of her employment hereunder.

                  b. Subject to Section 9(a) hereof, the Companies shall be entitled at any time, upon notice to Executive, to terminate her employment hereunder on account of the Disability of Executive or for Cause, and, in either of such events, or in the event that Executive's employment hereunder shall terminate on account of the death or adjudicated incompetency of Executive, Executive or her estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of any earned but unpaid salary, and payment for unused vacation days, through the date of termination. Following any such termination, neither Executive nor her estate, conservator or designated beneficiary shall be entitled to receive any salary or other payment provided for hereunder with respect to any period after such termination, except that in the event that Executive's employment is terminated hereunder on account of Disability of Executive, Executive shall be entitled to receive a payment less taxes equal to six (6) months of the salary Executive was receiving at the time of such termination (paid in installments at such times as Executive would normally receive payroll checks as though employed) and a continuation for six
(6) months of the benefits set forth in Section 4 herein.

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                  c.       For purposes of this Agreement, "Disability" shall
mean an illness, injury or other incapacitating condition as a result of which Executive is unable to perform the services required to be performed under this Agreement for (i) ninety (90) consecutive days, or (ii) a period or periods aggregating more than ninety (90) days in any six (6) consecutive months. In any such event, the Companies, in their sole discretion, may terminate this Agreement by giving notice to Executive of termination for Disability. Executive agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests made by the Companies from time to time.

                  d. For purposes of this Agreement, "Cause" shall mean the occurrence of any of the following, as reasonably determined by the
Companies:

                           i. the willful failure, neglect or refusal by Executive to perform her duties hereunder (including, without limitation, Executive's inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction);

                           ii. any willful, intentional or reckless act by Executive having the effect of materially injuring the business or reputation of the Companies, any of their parents, subsidiaries or affiliates and any divisions Executive may manage;

                           iii. willful misconduct by Executive, including insubordination, in respect of the duties or obligations of Executive under this Agreement;

                           iv.      Executive's conviction for a felony
                  (including entry of a nolo contendere plea);

                           v. any misappropriation or embezzlement of the property of the Companies and their affiliates and subsidiaries (whether or not a misdemeanor or felony); and

                           vi. a material breach of any one or more of the covenants of this Agreement by Executive.

provided however, that before Executive is terminated for Cause the Companies shall notify Executive at least five (5) days in advance of the Companies' intention to terminate Executive for Cause and, where the conduct resulting in Cause can be cured, the Companies shall allow Executive an opportunity to cure such conduct within the five (5) day notice period before terminating Executive's employment in accordance with this paragraph.

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         10. Return of Companies Property: Executive agrees that following the termination of her employment for any reason, she shall return all property of the Companies, its subsidiaries, affiliates and any divisions thereof she may have managed which is then in or thereafter comes into her possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the companies to Executive. If Executive's employment hereunder is terminated pursuant to Section 9(a) (v) hereof, Executive shall return any automobile supplied by the Companies following the termination of Executive's right to such automobile in accordance with the provisions of Section 9(a) (v) c. hereunder.

         11. Compensation in Event of Termination; Survival: Upon termination of Executive's employment for any reason, this Agreement shall terminate and the Companies shall have no further obligation to Executive except to the extent Executive is otherwise entitled to any unpaid compensation or benefits hereunder, insurance coverage in accordance with applicable law and this Agreement, and severance pay as provided herein and rights to indemnification; provided that the provisions set forth in Sections 8 (to the extent applicable by their terms) and 10 hereof shall remain in full force and effect after the termination of Executive's employment, notwithstanding the expiration or termination of this Agreement.

         12. Entire Agreement: This Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

         13. Waiver: The failure of either party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

         14. Severability: In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad

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as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

         15. Notices: Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

                  If to the Companies:

                                             Designer Holdings, Ltd.,
                                             Calvin Klein Jeanswear
                                                Company, Inc.,
                                             1385 Broadway
                                             New York, New York  10018
                                             Attn:  Arnold Simon

                  If to the Executive:
                                             Debbie Simon
                                             29 Burning Hollow Road
                                             Saddle River, NJ  07458

with a copy to:                              Sills, Cummis, Zuckerman, Radin
                                                      Tischman, Epstein & Gross
                                             One Riverfront Plaza
                                             Newark, New Jersey  07102
                                             Attn:  Steven E. Gross, Esq.

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

         16. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules.

         17. Descriptive Headings: The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         18. Joint Efforts. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party.

         19. Joint and Several Obligations. Anything to the contrary notwithstanding in this Agreement, all of the monetary and non-monetary obligations of the Companies in this Agreement shall be and are the joint and several obligations of each such Company.

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         20.      Counterparts:  This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

DESIGNER HOLDINGS, LTD.                     THE EXECUTIVE

By:________________________________         _______________________________
                                            Debbie Simon

   Name:___________________________
   Title:__________________________

CALVIN KLEIN JEANSWEAR COMPANY, INC.

By:________________________________

   Name:___________________________
   Title:__________________________



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